Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Donald H. Layton (“Executive”) as of the Effective Date.

1. Position and Duties: Effective March 2, 2008 (the “Effective Date”), Executive was appointed as the Company’s Chief Executive Officer (“CEO”), reporting directly and exclusively to the Company’s Board of Directors (the “Board”). In addition, Executive shall continue in his previous role as Chairman of the Board. Executive agrees to devote all necessary time, energy and skill to his duties at the Company. The Company acknowledges and agrees that Executive’s continued involvement in charitable, industry and civic activities, and as a director of Assured Guaranty Limited, will not create a business or competitive conflict with the activities of the Company and are consistent with Executive’s effective service as Chairman and CEO of the Company.

During his service as CEO, Executive shall not receive further compensation as Chairman and member of the Board, but his equity awards granted prior to the Effective Date shall continue on their existing terms. The Company shall provide Executive with the same indemnification agreement, if applicable, and D&O insurance protection provided from time to time to its officers and directors generally. Notwithstanding anything to the contrary in this Agreement, the rights of Executive under any indemnification agreement and the D&O insurance coverage with respect to all matters, events or transactions occurring or effected during the Executive’s period of employment or service as a director with the Company shall survive the termination of Executive’s employment.

2. Term of Agreement: This Agreement shall remain in effect through December 31, 2009 (the “Term”), unless Executive’s employment as CEO is terminated earlier by either party, subject to payments under Section 5 hereof to the extent applicable. If the Board requests that Executive continue his service as Chairman and CEO beyond December 31, 2009, the parties shall negotiate in good faith to extend Executive’s employment agreement with annual target compensation substantially similar to that set forth in this Agreement, and such other terms consistent with those of a chief executive officer as may be agreed at that time. Subject to payment of any amounts or provision of any benefits that may become due under Section 5 on termination of employment, Executive’s employment with the Company shall be “at-will”.

3. Compensation: During the Term, Executive shall be compensated by the Company for his services as CEO as follows:

(a) Base Salary: Executive shall be paid an annualized Base Salary of $1,000,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures.

(b) Performance Bonus: Executive shall not have the opportunity to earn an annual cash performance bonus.

(c) Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.

4. Equity Compensation Grants: In connection with his appointment as CEO on the Effective Date, Executive has been granted (i) a stock option to purchase 4,054,161 shares of the Company’s common stock at an exercise price of $4.27 per share (the “New Options”), and (ii) a stock-based award with respect to 1,800,351 shares of the Company’s common stock (together with the New Options, the “New Equity Grants”). Each agreement evidencing the New Equity Grants shall include each of the additional provisions set forth in this Section 4 and in Section 5 below. To the extent the New Options are vested upon any termination of Executive’s employment as CEO, the options shall remain exercisable by Executive (or his estate, as applicable) until two years following the later of (x) the date on which Executive ceases to be employed as CEO and (y) the date on which Executive ceases to be a member of the Board, but in no event beyond the maximum seven-year expiration date set forth in the option agreement.

(a) Vesting Schedule. Subject to the remainder of this Section 4, the New Equity Grants shall vest according to the following schedule:

Cumulative Percentage Vested	Date
25.0%	April 1, 2008
37.5%	July 1, 2008
50.0%	October 1, 2008
62.5%	January 1, 2009
75.0%	April 1, 2009
87.5%	July 1, 2009
100.0%	October 1, 2009

Notwithstanding the foregoing vesting schedule, 12.5% of the New Options were immediately vested on the grant date.

(b) Acceleration of New Equity Grant Vesting Upon Change in Control. In the event of a Change in Control, each New Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and, if applicable, exercisable (and any forfeiture provision shall lapse) immediately prior to but conditioned upon the consummation of the Change in Control.

(c) Acceleration of New Equity Grant Vesting Upon Death or Permanent Disability. If Executive’s employment as CEO terminates due to Executive’s death or Permanent Disability, then each New Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and, if applicable, exercisable (and any forfeiture provision shall lapse) in full as of the date of Executive’s death or the date of termination of employment due to Permanent Disability, as applicable.

5. Effect of Termination of Employment During the Term.

(a) Involuntary Termination: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination (other than in the circumstance set forth in Section 5(b) below), then subject to Executive signing and not revoking the Release, Executive shall receive the following benefits, in addition to any compensation and benefits earned under Section 3 through the date of Executive’s termination of employment:

(i) a lump sum cash severance payment equal to $5 million, which shall be paid within 30 days following the effectiveness of the Release (so long as such Release is signed in a period such that the payment may be made no later than 2 and  1/2 months following the end of the year in such termination of employment occurs); and

(ii) accelerated vesting of all New Equity Grants.

(b) Appointment of New CEO. In the event that during Executive’s employment, the Board elects a CEO to succeed Executive on or prior to December 31, 2009, then Executive shall be entitled to receive his Base Salary accrued through the date when he no longer serves as CEO, 50% of the then unvested portion of each New Equity Grant shall immediately vest, and the remaining 50% of the then unvested New Equity Grants shall be forfeited. It is expected that at such time Executive will remain (non-executive) Chairman, on terms to be negotiated by the parties in good faith at that time.

(c) Other Termination. In the event of a termination of Executive’s employment as CEO not specified under Section 4(c), Section 5(a) or Section 5(b) above, including, without limitation, a termination for Cause, Executive shall not be entitled to any compensation or benefits from the Company, other than those earned under Section 3 through the date of his termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination or as otherwise provided in the applicable award agreement.

6. Certain Tax Considerations.

(a) Section 409A.

(i) The payments under Section 5 are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this

Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.

(ii) Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Executive’s termination of employment and (ii) the date of Executive’s death.

(iii) Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iv) For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code; provided, however, that, in the event of the Executive’s Permanent Disability, “separation from service” means the date that is six months after the first day of disability.

(b) 280G Limitation: If the payments and benefits provided to Executive under this Agreement, either alone or together with other payments and benefits provided to him from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced at Executive’s exclusive option if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Executive, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Executive’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

7. Certain Definitions: For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following:

(i) Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii) Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or commission of an act that involves moral turpitude;

(iii) Executive’s intentional failure to perform stated duties;

(iv) Executive’s improper disclosure of the Company’s confidential or proprietary information;

(v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) (X) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s common stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by the Company to a single acquiror; or (Y) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing less than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, but in connection with the person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of the Company’s management team;

(ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v) a liquidation or dissolution of the Company.

The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change of Control, are related, and its determination shall be final, binding and conclusive.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Change in Control Period” shall mean the period commencing on the earlier of: (i) sixty (60) days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.

(e) “Change in Control Period Good Reason” shall mean any of the following conditions:

(i) a decrease in Executive’s Base Salary or employee benefits other than as part of any across-the-board reduction applying to all senior executives and not resulting in those senior executives receiving lesser benefits than similarly situated executives of an acquiror;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection, in addition to any other change in title, authority, responsibilities or duties, the following changes shall constitute an event of “Good Reason”: (X) an individual who held a position in an independent, publicly held company prior to the Change in Control holds a position in a subsidiary company following the Change in Control; and (Y) an individual who reported directly to the board of directors of a publicly held company prior to the Change in Control reports to an entity that is not the board of directors of a publicly held company;

(iii) the relocation of Executive’s principle workplace to a location greater than fifty (50) miles from the prior workplace;

(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(vi) any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 7(a)(vi), above.

For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership.

(f) “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Involuntary Termination” shall mean the occurrence of one of the following:

(i) termination by the Company of Executive’s employment with the Company for any reason other than Cause at any time;

(ii) Executive’s resignation from employment for Non Change in Control Period Good Reason within six (6) months following the occurrence of the event constituting Non Change in Control Period Good Reason; or

(iii) during a Change in Control Period, Executive’s resignation from employment for Change in Control Period Good Reason within six (6) months following the occurrence of the event constituting Change in Control Period Good Reason.

(h) “Non Change in Control Period Good Reason” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i) a decrease in Executive’s Base Salary of greater than 20%;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change. For purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or

(iii) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive.

For the purposes of any determination regarding the existence of Non Change in Control Period Good Reason hereunder, Executive shall bear the burden of demonstrating that an event of Non Change in Control Period Good Reason has occurred. Only the Board, acting as a majority, may determine that an event of Non Change in Control Period Good Reason has not occurred; the Board must act within five business days of notification from Executive, or the Executive’s claim shall be deemed valid.

(i) “Permanent Disability” shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(j) “Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form reasonably acceptable to the Company, which has been executed by Executive and not revoked within the applicable revocation period.

8. Insider Trading Policy: Executive agrees to abide by the terms and conditions of the Company’s Insider Trading Policy, as it may be amended from time to time.

9. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding.

10. Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company shall pay Executive’s reasonable legal fees in connection with the review and negotiation of this Agreement and any ancillary services related thereto.

11. General.

(a) Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(b) Amendments; Waiver: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices: Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph:

Mailed notices to Executive shall be addressed as follows:

To the last known address provided by Executive to the Company,

with a copy to:

Shearman & Sterling

599 Lexington Avenue

New York, New York 10022

Attention: Doreen E. Lilienfeld

Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation

671 North Glebe Road

Arlington, VA 22203

Attention: General Counsel

(d) Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (i) the Agreement Regarding Employment and Proprietary Information and Inventions between the Company and Executive, (ii) any stock option, restricted stock, restricted stock unit award or other Company stock-based award agreements between Executive and the Company to the extent not modified by this Agreement, (iii) any indemnification agreement referenced in Section 1 and (iv) the Company’s employee benefit plans referenced in Section 3(c). This Agreement (including the documents described in (i) through (iv) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company, including, without limitation, the letter agreement dated December 7, 2007 between Executive and the Company.

(e) Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Date: March 2, 2008	E*TRADE Financial Corporation

	By:	/s/ Ronald D. Fisher
	Name:	Ronald D. Fisher
	Title:	Board Member

Date: March 2, 2008	/s/ Donald H. Layton
Donald H. Layton